EXHIBIT 14(a)(1)(iii)
                                                                     Page 1 of 2

[PRICEWATERHOUSECOOPERS LOGO]
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                                          PricewaterhouseCoopers LLP
                                          2001 Ross Avenue, Suite 1800
                                          Dallas, TX 75201-2997
                                          Telephone 214-754-7900

                         Independent Accountant's Report

To Banc One Mortgage Capital Markets, LLC:

We have examined management's assertion about Banc One Mortgage Capital Markets LLC's ("BOMCM") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") (except for commercial loan and multifamily loan servicing for which minimum servicing standards V.4 and VI.1. are inapplicable to such servicing according to the Mortgage Bankers Association) as of and for the year ended December 31, 1998 included in the accompanying management assertion. Management is responsible for BOMCM's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly, included examining, on a test basis, evidence about BOMCM's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on BOMCM's compliance with the minimum servicing standards.

In our opinion, management's assertion that BOMCM complied with the aforementioned minimum standard as of and for the year ended December 31, 1998 is fairly stated, in all material respects.


/s/PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP

Dallas, Texas
February 22, 1999
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                                                           EXHIBIT 14(a)(1)(iii)
                                                                     Page 2 of 2

                                    BancOne Mortgage
                                    Capital Markets, LLC
                                    TX1-2198
                                    1717 Main Street, Suite 1100
                                    Dallas, TX 75201-2498
                                    Tel: 300 887-5781
                                    www.bomcm.com

[BANC ONE LOGO]

February 22, 1999

PricewaterhouseCoopers
2001 Ross Avenue
Suite 1800
Dallas, Texas 75201-2997

As of and for the year ended December 31, 1998, Banc One Mortgage Capital Markets, LLC ("BOMCM") has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") (except, for commercial loan and multifamily loan servicing, minimum servicing standards V.4 and VI.1., which the MBA has interpreted as inapplicable to such servicing.) As of and for this same period, BOMCM had in effect a fidelity bond and errors and omissions policy in the amount of $25 million.


/s/ Edgar L. Smith, II
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Edgar L. Smith, II
Chief Operating Officer